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Exhibit 5.4

August 26, 2013

Rent-A-Center, Inc.
5501 Headquarters Drive
Plano, Texas 75024

  Re:
  Rainbow Rentals, Inc.

Ladies and Gentlemen:

        We have been retained to act as Ohio counsel to Rainbow Rentals, Inc., an Ohio corporation (the "Local Guarantor"), in connection with the preparation and filing by Rent-A-Center, Inc., a Delaware corporation ("RAC"), and certain subsidiary guarantors of RAC, including the Local Guarantor, of the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") relating to the proposed exchange offer by RAC to issue up to $250,000,000 aggregate principal amount of 4.75% Senior Notes due 2021 (the "Exchange Notes") and related guarantees in exchange for an equivalent principal amount of outstanding 4.75% Senior Notes due 2021 (the "Outstanding Notes") and related guarantees that are validly tendered and not validly withdrawn prior to the consummation of the exchange offer.

        We have been informed, but have made no independent investigation, that the Exchange Notes will be issued pursuant to an Indenture, dated as of May 2, 2013, by and among RAC, certain subsidiary guarantors of RAC, including the Local Guarantor, and The Bank of New York Mellon Trust Company (the "Trustee") relating to the Outstanding Notes ("Indenture"). The Local Guarantor will issue a guarantee with respect to the Exchange Notes (the "Guarantee").

        In connection with this opinion letter, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Execution Version of the Indenture (including the Guarantee).

Rent-A-Center, Inc.
August 26, 2013

        In rendering this opinion letter, we have also examined originals or copies, certified or otherwise authenticated, of the following documents and corporate records (collectively, the "Corporate Documents"):

  (a)
  A copy of the Articles of Incorporation and all amendments thereto of the Local Guarantor, certified as being true and correct by the Secretary of State of Ohio;

  (b)
  A copy of the Code of Regulations, certified as being true and correct by an authorized signator of the Local Guarantor;

  (c)
  A Certificate from the Secretary of State of Ohio, dated August 16, 2013, with respect to the status of the Local Guarantor as a corporation being in good standing under the laws of the State of Ohio;

  (d)
  A copy of the resolutions adopted by the Board of Directors of the Local Guarantor by written consent, dated April 29, 2013, authorizing, inter alia, the execution and delivery by the Local Guarantor of the Indenture to which the Local Guarantor is a party, certified as true and correct as of the date hereof by an authorized signator of the Local Guarantor; and

  (e)
  An Officer's Certificate of the Local Guarantor (the "Local Guarantor Certificate").

        In rendering our opinions, we have relied upon the Corporate Documents. Any opinion hereinafter set forth relative to the formation, valid or legal existence or good standing of the Local Guarantor under the laws of the State of Ohio is based solely upon the referenced certificates and certified formation documents; and, we have not conducted any independent review or investigation of the matters set forth therein. We have not been retained or engaged to perform (nor have we performed) any independent investigation into the types of businesses and activities in which the Local Guarantor engage(s) or the manner in which the Local Guarantor conducts its business as would enable us to render any opinion (and, accordingly, we express no opinion) as to the applicability to the Local Guarantor of any federal law or regulation, including, but not limited to, securities laws, compliance or regulations, or any law or regulation of the State of Ohio not of general applicability to business entities doing business in the State of Ohio. Insofar as such laws are (or may be) applicable to and affect the Local

Rent-A-Center, Inc.
August 26, 2013

Guarantor, and inasmuch as we have not conducted any investigation with respect to the Local Guarantor's compliance with any laws having particular applicability, we are, therefore, not expressing any opinion concerning any laws of particular applicability, including, without limitation, municipal ordinances, zoning regulations, applicable municipal or quasi-municipal licenses, permits or approvals, or any orders, writs, injunctions, decrees or judgments (whether federal, state, local or administrative) relating to the Local Guarantor or the conduct of its business (other than with respect to the opinions set forth relating to the execution and delivery of the Indenture). Further, we have not been retained or engaged to perform any negotiations with respect to the terms and/or conditions contained in the Indenture.

        In connection with rendering this opinion letter, we have, with your permission, assumed without any independent investigation, the following:

            (i)  All records and documents furnished to and/or examined by us in the preparation of this opinion letter are current, valid, complete, authentic and accurate;

           (ii)  All signatures contained in or appearing on such records and documents are genuine signatures of the parties purporting to have signed the same;

          (iii)  All natural persons signing records and documents had, at the time of such signing, full legal capacity to sign and deliver such records and documents;

          (iv)  All natural persons signing records and documents in a representative capacity had, at the time of such signing, and have, as of even date herewith, full power and authority to execute and deliver the records and documents, including the Indenture, for and on behalf of the entities such person(s) purport to represent;

           (v)  All documents submitted to us as copies fully conform to the originals thereof;

          (vi)  The Indenture is the legal, valid and binding obligation of each of the parties (except the Local Guarantor) enforceable against such parties in accordance with its terms;

         (vii)  The Local Guarantor has been given, in accordance with the terms of the Indenture, value under the Indenture;

        (viii)  The parties to the Indenture will enforce their respective rights thereunder in a commercially reasonable manner, consistent with good faith and fair dealing;

Rent-A-Center, Inc.
August 26, 2013

          (ix)  Each of the parties to the Indenture (other than the Local Guarantor) is in compliance with and will comply with all laws and regulations applicable to it;

           (x)  All of the factual representations made respectively by the Local Guarantor in the Indenture are and, continue to be, true and correct, except as expressly limited in the Indenture; and

          (xi)  The execution, delivery and performance of the Indenture by each of the parties thereto (other than the Local Guarantor) have been duly authorized by each such party and have been duly executed and delivered by each of the parties thereto.

        In basing the opinions and other matters set forth below on our "knowledge" or as being "known to us", the word "knowledge" and the phrase "known to us" signifies that, in the course of our limited engagement for the Local Guarantor with respect to which we have been engaged, no information has come to our attention that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate, and such opinion is limited expressly to the knowledge of the attorneys presently in our firm who have worked on such limited engagement for the Local Guarantor.

        Based upon and subject to the foregoing, and subject to the qualifications, exceptions, limitations and further assumptions set forth below, and having due regard for such legal consideration as we deem relevant, we are of the opinion that:

  1.
  the Local Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Ohio;

  2.
  the Indenture and the Guarantee have been duly authorized by the Local Guarantor;

  3.
  the Local Guarantor has full corporate power and authority to enter into the Indenture and the Guarantee;

  4.
  the Indenture (including the Guarantee) will be (i) duly executed by the Local Guarantor when signed by an officer of such the Local Guarantor designated in the resolutions of the Board of Directors of such the Local Guarantor relating thereto, and (ii) duly delivered by the Local Guarantor when duly executed by such the Local Guarantor and delivered to the Trustee;

Rent-A-Center, Inc.
August 26, 2013

  5.
  without any independent investigation and to the best of our knowledge, no consent, approval, authorization or order of any governmental agency or body of the State of Ohio generally applicable to entities such as the Local Guarantor is required of the Local Guarantor for the consummation of the transactions contemplated by the Indenture or the Guarantee; and

  6.
  without any independent investigation and to the best of our knowledge, no consent, approval, authorization or order of any court of the State of Ohio is required of the Local Guarantor for the consummation of the transactions contemplated by the Indenture or the Guarantee.

        The foregoing is subject to the following further assumptions, limitations, qualifications and exceptions:

          (a)   Our opinions are subject to and affected by (i) applicable bankruptcy, insolvency, avoidance, reorganization, bulk transfer, moratorium or similar laws affecting the rights of creditors generally including, without limitation, statutory and other laws regarding fraudulent transfers and conveyances and preferential transfers, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors' rights.

          (b)   We further assume that all filings will be timely made and duly filed as necessary to continue to maintain the effectiveness of previously made filings.

          (c)   In rendering this opinion letter, we have made no independent investigation of the foregoing factual understandings or assumptions and, with respect to such facts, we have (i) relied, for the purpose of rendering our opinions, exclusively upon the Local Guarantor Certificate and the facts provided to us by the Local Guarantor and/or representatives of RAC; and, (ii) assumed that the facts referred to or relied upon in the preparation of this opinion letter are now, and will at all relevant times, be correct.

        The opinions expressed herein are limited exclusively to the laws of the State of Ohio and the federal laws of the United States of America, and the facts known or represented to us as of the date hereof. Nothing herein shall be construed to be an opinion as to the applicability or effect of the laws of any other jurisdiction or as to any provision in the Indenture providing for the application of any other law.

Rent-A-Center, Inc.
August 26, 2013

        This opinion letter is limited to the matters expressly stated herein and is as of the date hereof. We have no obligation to advise you, or anyone else, of any matter of fact or law hereafter occurring, whether or not brought to our attention, even though that matter affects any analysis or conclusion of this opinion letter. No implied opinion or interpretation may be inferred to extend this opinion letter beyond the matters expressly stated herein. This opinion letter has been provided solely for the benefit of the Local Guarantor, at its request, and no other person or entity, except as set forth herein, shall be entitled to rely hereon without the express written consent of the Local Guarantor and the undersigned.

        This opinion is given as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Fulbright & Jaworski LLP may rely upon this opinion in connection with the Registration Statement and related transactions.

Very truly yours,
/s/ Buckley King LPA
Buckley King, A Legal Professional Association

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  Exhibit 5.4